Exhibit 21

CENTRA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES ANNUAL REPORT ON
FORM 10-K
for Fiscal Year Ended December 31, 2009

Subsidiaries of Centra Financial Holdings, Inc.

The following are the only subsidiaries of Centra Financial Holdings, Inc.:

Jurisdiction
of
Name of Subsidiary	Incorporation

Centra Bank, Inc.	West Virginia
Centra Financial Corporation — Morgantown, Inc.	West Virginia
Centra Financial Corporation — Martinsburg, Inc.	West Virginia
Centra Financial Corporation — Uniontown, Inc.	West Virginia
Centra Financial Corporation — Hagerstown, Inc.	West Virginia
Centra Financial Statutory Trust I	Connecticut
Centra Financial Statutory Trust II	West Virginia
Title Services, Inc.	West Virginia
Centra Mortgage I, LLC	West Virginia